                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF VINSON & ELKINS L.L.P.]








                                November 6, 1998


Vista Energy Resources, Inc.
550 West Texas Avenue, Suite 700
Midland, Texas  79701

Ladies and Gentlemen:

         We have acted as counsel for Vista Energy Resources, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration on Form S-8 under the Securities Act of 1933, as amended (the "Act"), of 380,000 shares (the "Shares") of common stock (the "Common Stock"), par value $0.01 per share, of the Company, as that number may be adjusted from time to time pursuant to the provisions of the Business Consultant Agreement, dated February 25, 1997, between Midland Resources, Inc. and Edward K. Andrew, the 1994 Midland Resources, Inc. Long-Term Incentive Plan, the 1995 Directors' Stock Option Plan and the 1996 Midland Resources, Inc. Long-Term Incentive Plan (as amended, the "Plans"), that may be issued pursuant to the Plans under the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission").

         In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement on Form S-8,
(ii) the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Bylaws of the Company,
(iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company relating to the Plans and (v) the Plans.

         We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents.

         We have also assumed that the Company will receive the full amount and type of consideration (as specified in the Plans) for each of the Shares upon issuance, that such consideration will be in cash, personal property, or services already performed, that such consideration will equal

Vista Energy Resources, Inc.
November 6, 1998
Page 2


or exceed the par value per share of Common Stock, that appropriate certificates evidencing the Shares will be properly executed upon such issuance, and that each grant of an award pursuant to the Plans will be duly authorized.

         Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that each share of Common Stock, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

         This opinion is limited in all respects to the laws of the State of Texas, the Delaware General Corporation Law and the federal laws of the United States of America. You should be aware that we are not admitted to the practice of law in the State of Delaware.

         This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                      Very truly yours,



                                                      /s/ VINSON & ELKINS L.L.P.